January 15, 2011

Next 1 Interactive, Inc.
2690 Weston Road
Suite 200
Weston, Florida 33331

Gentlemen:

This letter confirms that I, Paavo Salmi, hereby resign from my position as President of Next 1 Interactive, Inc. (the "Company") effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies).

Sincerely,

Paavo Salmi